Provident Financial Group, Inc. & PFGI Capital Corporation Confirm Cash Payment on Income PRIDES (SM )
PFGI Capital Corporation Announces Financial Results for the Period Ended September 30, 2003

Cincinnati, October 21, 2003 — Provident Financial Group, Inc. (Nasdaq: PFGI) and PFGI Capital Corporation announced that the scheduled cash payment on their Income PRIDESSM (NYSE: PCEPRI) security will be paid on November 17, 2003. The distribution, accruing from August 18, 2003 through November 17, 2003, is payable to holders of record on November 1, 2003, at a rate of $0.5625 per each Income PRIDES (SM) held.

PFGI Capital Corporation also announced financial results for the third quarter ended September 30, 2003. Net income was $3.7 million, interest on loan participations was $3.9 million, and non-interest expenses, including loan servicing and management fees, totaled $0.2 million. For the nine months ended September 30, 2003, net income was $11.6 million, interest on loan participations was $12.2 million, and non-interest expenses, including loan servicing and management fees, totaled $0.6 million. At September 30, 2003, there were no non-performing assets or impaired loans, commercial loan participations totaled $322 million, and the reserve for loan participation losses was $3.2 million. At September 30, 2003, total shareholders’ equity was $331 million and total assets were $331 million.

About Provident Financial Group, Inc.

Provident Financial Group, Inc. is a bank holding company located in Cincinnati, Ohio. Its main subsidiary, The Provident Bank, provides a diverse line of banking and financial products, services and solutions through retail banking offices located in Southwestern Ohio, Northern Kentucky and the West Coast of Florida, and through commercial lending offices located throughout Ohio and surrounding states. At September 30, 2003, Provident Financial Group had $9.0 billion in loans outstanding, $10.8 billion in deposits, and assets of $17.6 billion.

About PFGI Capital Corporation

PFGI Capital Corporation is a Maryland corporation formed as a real estate investment trust for federal income tax purposes. The principal business objective is to acquire, hold, and manage commercial mortgage loan assets and other authorized investments that will generate net income for distribution to PFGI Capital Corporation shareholders.

For further information, please contact

Provident Financial Group /PFGI Capital Corporation Investor Relations
1-800-851-9521 or 1-513-345-7165
e-mail: InvestorRelations@provident-financial.com